EXHIBIT 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS FOURTH QUARTER AND YEAR END RESULTS AND ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.1375

Selected Highlights

•	2019 Operating EBITDA of $210.4 million and net loss of $9.6 million
•	Fourth quarter pulp segment annual maintenance downtime of 54 days significantly contributed to negative Operating EBITDA* of $34.2 million and a net loss of $72.7 million

NEW YORK, NY, February 13, 2020 ‑ Mercer International Inc. (Nasdaq: MERC) today reported fourth quarter 2019 Operating EBITDA decreased to negative $34.2 million from positive $118.1 million in the fourth quarter of 2018 and from $50.8 million in the third quarter of 2019. In the fourth quarter of 2019, net loss was $72.7 million, or $1.11 per share, compared to net income of $45.0 million, or $0.69 per basic share and $0.68 per diluted share, in the fourth quarter of 2018 and net income of $1.2 million, or $0.02 per share in the third quarter of 2019.

In 2019, Operating EBITDA declined to $210.4 million from $364.6 million and the net loss was $9.6 million (or $0.15 per share) compared to net income of $128.6 million (or $1.96 per diluted share) in 2018.

Mr. David M. Gandossi, the Chief Executive Officer, stated: "Our fourth quarter results reflect significant annual maintenance activities in our pulp segment and weakness in the pulp markets. High producer inventories, particularly of hardwood pulp, resulted in pricing pressure on both hardwood and softwood. We believe that pricing for both pulps were bottoming going into 2020 and we expect that improving market conditions will support modest upward pricing pressure during 2020. However, there may be near-term headwinds on pulp prices and demand in China as a result of the current ongoing coronavirus outbreak. In the first quarter of 2020, we have three days of scheduled downtime at one of our pulp mills.

In the current quarter our wood segment benefitted from lower fiber costs which largely contributed to it achieving record quarterly operating income of $5.3 million."

____________________

*Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("GAAP") and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net income (loss) to Operating EBITDA.

Consolidated Financial Results: Impacted by annual maintenance downtime and lower sales realizations

	Q4	Q3	Q4	Year	Year
	2019	2019	2018(1)	2019	2018(1)
	(in thousands, except per share amounts)
Revenues	$331,172	$383,536	$412,225	$1,624,411	$1,457,718
Operating income (loss)	$(66,106)	$18,747	$90,997	$84,003	$267,867
Operating EBITDA	$(34,159)	$50,799	$118,083	$210,397	$364,596
Loss on settlement of debt (2)	$(4,750)	$—	$—	$(4,750)	$(21,515)
Legal cost award	$—	$—	$—	$—	$(6,951)
Acquisition commitment fee	$—	$—	$(5,250)	$—	$(5,250)
Net income (loss)	$(72,721)	$1,207	$45,009	$(9,639)	$128,589
Net income (loss) per common share
Basic	$(1.11)	$0.02	$0.69	$(0.15)	$1.97
Diluted	$(1.11)	$0.02	$0.68	$(0.15)	$1.96

______________

(1)	Results of Mercer Peace River Pulp Ltd. ("MPR") included from December 10, 2018.
(2)	Redemption of 7.75% senior notes due 2022.

Consolidated –Three Months Ended December 31, 2019 Compared to Three Months Ended December 31, 2018

In the fourth quarter of 2019 our operating EBITDA decreased to negative $34.2 million from positive $50.8 million in the third quarter of 2019, and from $118.1 million in the same quarter of 2018. The decrease in the current quarter compared to the prior quarter of 2019 was primarily due to higher annual maintenance costs, the negative impact of a weaker dollar at the end of the year compared to the euro and Canadian dollar on the dollar denominated cash and receivables balances held at our mills and lower pulp sales realizations. Compared to the same quarter of 2018 lower pulp sales realizations and higher annual maintenance costs were partially offset by lower per unit fiber costs and the reversal of $13.7 million in accrued wastewater fees as a result of completing certain approved capital projects.

Segment Results

Pulp: Significantly impacted by annual maintenance downtime

	Three Months Ended December 31,
	2019	2018(1)
	(in thousands)
Pulp revenues	$275,517	$345,128
Energy and chemical revenues	$15,273	$24,240
Operating income (loss)	$(66,574)	$94,532

______________

(1)	Results of MPR included from December 10, 2018.

In the fourth quarter of 2019 the pulp segment had an operating loss of $66.6 million compared to operating income of $94.5 million in the same quarter of 2018. The decrease was primarily due to lower pulp sales realizations and higher annual maintenance costs partially offset by lower per unit fiber costs and the reversal of $13.7 million in accrued wastewater fees. In the current quarter of 2019, the NBSK pulp realized sales price decreased by approximately 30% to $581 per ADMT from $830 per ADMT in the same quarter of the prior year due to high producer inventory levels. NBSK sales volumes increased by approximately 6% to 416,569 ADMTs in the current quarter from

392,729 ADMTs in the same quarter of 2018 due to the inclusion of MPR for a full quarter and strong demand from China.

In the current quarter, the pulp mills had 54 days (approximately 86,500 ADMTs) of annual maintenance downtime compared to 3 days (approximately 5,700 ADMTs) of annual maintenance downtime in the same quarter of the prior year. We estimate that annual maintenance downtime in the current quarter adversely impacted our operating income by approximately $74.1 million, comprised of approximately $54.5 million in direct out-of-pocket expenses and the balance in reduced production. Many of our competitors that report their results using International Financial Reporting Standards capitalize their direct costs of maintenance downtime.

Per unit fiber costs decreased in the current quarter by approximately 17% from the same quarter of 2018 due to lower per unit fiber costs for our German mills. In Germany, fiber costs benefitted from the continuing availability of beetle damaged wood.  Fiber costs in Canada remained at high levels due to strong fiber demand in Celgar's fiber procurement basket.

As a result of higher per unit fiber costs for our Canadian mills and the decline in pulp sales realizations in the current quarter of 2019, we recorded a non-cash write down of inventory carrying values at our Canadian mills of $9.2 million.

Wood Products: Strong production and lower costs

	Three Months Ended December 31,
	2019	2018
	(in thousands)
Lumber revenues	$35,071	$37,234
Energy revenues	$2,646	$2,817
Wood residual revenues	$1,871	$2,328
Operating income	$5,274	$669

In the fourth quarter of 2019 the wood products segment operating income increased to $5.3 million compared to $0.7 million in the same quarter of 2018. The increase reflects record productivity, improved grade outturn and a greater mix of U.S. dimension products, combined with lower per unit fiber costs. In the current quarter per unit fiber costs decreased by approximately 29% from the same quarter of 2018 primarily as a result of the availability of beetle damaged wood. Average lumber sales realizations decreased by approximately 6% to $347 per Mfbm in the fourth quarter of 2019 from approximately $369 per Mfbm in the same quarter of 2018 primarily due to lower pricing in Europe partially offset by higher pricing in the U.S. due to increased demand. European lumber pricing declined due to an increase in the supply of lumber processed from beetle damaged wood which generally obtains lower prices.

Consolidated –Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

Total revenues in 2019 increased by approximately 11% to $1,624.4 million from $1,457.7 million in 2018 primarily due to the inclusion of the results of MPR for a full year and higher pulp and energy sales volumes partially offset by lower sales realizations.

Costs and expenses in 2019 increased by approximately 29% to $1,540.4 million from $1,189.9 million in 2018 due to the inclusion of MPR costs for a full year, higher pulp sales volumes and higher annual maintenance costs partially offset by lower per unit fiber costs, the positive impact of a stronger dollar primarily on our euro denominated costs and expenses and the reversal of $20.9 million in accrued wastewater fees at our German pulp mills.

In 2019, we redeemed $100.0 million of 2022 Senior Notes at a cost, including premium, of $103.9 million and recorded a loss on such redemption of $4.8 million (being $0.07 per share). In 2018, we redeemed $300.0 million of 2022 Senior Notes at a cost, including premium, of $317.4 million and recorded a loss on such redemption of $21.5 million (being $0.33 per share).

Interest expense in 2019 increased to $75.8 million from $51.5 million in 2018 primarily as a result of the issuance in December 2018 of $350.0 million of our 2025 Senior Notes to finance the acquisition of MPR.

In 2018, we incurred expenses of $7.0 million in connection with a legal cost award and $5.3 million in an acquisition commitment fee related to our acquisition of MPR.

In 2019, after giving effect to costs of $4.8 million, or $0.07 per share, for the loss on the redemption of senior notes our net loss was $9.6 million, or $0.15 per share. In 2018 we had net income of $128.6 million, or $1.97 per basic and $1.96 per diluted share, after giving effect to costs of $33.7 million, or $0.52 per basic and $0.51 per diluted share, for the loss on the redemption of senior notes, the legal cost award and the acquisition commitment fee.

In 2019, Operating EBITDA decreased by approximately 42% to $210.4 million from $364.6 million in 2018 as lower sales realizations and higher annual maintenance costs were only partially offset by lower per unit fiber costs, a $20.9 million reversal of accrued wastewater fees and the positive impact of a stronger dollar primarily on our euro denominated costs and expenses.

Segment Results

Selected Pulp Segment Financial Information

	Year Ended December 31,
	2019	2018(1)
	(in thousands)
Pulp revenues	$1,370,742	$1,190,588
Energy and chemical revenues	$86,381	$77,616
Depreciation and amortization	$117,108	$87,628
Operating income	$90,583	$274,356

(1)	Results of MPR included from December 10, 2018.

Selected Wood Products Segment Financial Information

	Year Ended December 31,
	2019	2018
	(in thousands)
Lumber revenues	$142,243	$168,663
Energy revenues	$9,721	$10,831
Wood residual revenues	$7,973	$9,542
Depreciation and amortization	$7,966	$8,485
Operating income	$7,349	$6,203

Liquidity

The following table is a summary of selected financial information as of the dates indicated:

	December 31,
	2019	2018
	(in thousands)
Cash and cash equivalents	$351,085	$240,491
Working capital	$588,385	$615,311
Total assets	$2,065,720	$1,975,735
Long-term liabilities	$1,259,005	$1,198,918
Total equity	$550,403	$581,429

As of December 31, 2019, we had approximately $287.2 million available under our revolving credit facilities.

Outlook

Going into 2020, we currently expect continued steady demand to improve markets over the year. Until recently, the combination of steady demand and falling inventories, along with the supply restrictions created by the shut of an NBSK mill in Nova Scotia and the industry strike in Finland was putting upward pressure on prices. However, the current ongoing coronavirus outbreak could create inland logistics restrictions or other disruptions that may, over time, begin to slow down paper manufacturing in China and put pressure on pulp pricing and demand. We are currently unable to determine the full impact at this time. We continue to closely monitor this developing situation.

We currently expect modestly higher lumber prices in the near term due to stronger demand in the U.S.

Quarterly Dividend

A quarterly dividend of $0.1375 per share will be paid on April 1, 2020 to all shareholders of record on March 25, 2020. Future dividends will be subject to Board approval and may be adjusted as business and industry conditions warrant.

Director Appointment

We are also pleased to announce the appointment of Rainer Rettig to our board of directors effective February 14, 2020. Mr. Rettig is currently the head of the Circular Economy Program of Covestro AG (formerly known as Bayer Material Science, a subgroup of Bayer AG), one of the world’s leading manufacturers of high-tech polymer materials. Since 1989, Mr. Rettig has served various senior roles at Bayer AG and Bayer Material Science. Mr. Rettig holds a Ph.D in polymer chemistry and polymer processing from the Technical University of Darmstadt in Germany.

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for February 14, 2020 at 10:00 AM (Eastern Standard Time). Listeners can access the conference call live and archived for 30 days over the Internet at https://edge.media-server.com/mmc/p/aw3cd9fe or through a link on the company's home page at https://www.mercerint.com. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software.

Mercer International Inc. is a global forest products company with operations in Germany and Canada with consolidated annual production capacity of 2.2 million tonnes of pulp and 550 million board feet of lumber. To obtain further information on the company, please visit its website at https://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as "expects", "anticipates", "projects", "intends", "designed", "will", "believes", "estimates", "may", "could" and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

David M. Gandossi

Chief Executive Officer

(604) 684-1099

-FINANCIAL TABLES FOLLOW-

Summary Financial Highlights

	Q4	Q3	Q4	Year	Year
	2019	2019	2018(1)	2019	2018(1)
	(in thousands, except per share amounts)
Pulp segment revenues	$290,790	$345,060	$369,368	$1,457,123	$1,268,204
Wood products segment revenues	39,588	36,458	42,379	159,937	189,036
Corporate and other revenues	794	2,018	478	7,351	478
Total revenues	$331,172	$383,536	$412,225	$1,624,411	$1,457,718

Pulp segment operating income (loss)	$(66,574)	$21,386	$94,532	$90,583	$274,356
Wood products segment operating income	5,274	544	669	7,349	6,203
Corporate and other operating loss	(4,806)	(3,183)	(4,204)	(13,929)	(12,692)
Total operating income (loss)	$(66,106)	$18,747	$90,997	$84,003	$267,867

Pulp segment depreciation and amortization	$29,492	$29,744	$24,176	$117,108	$87,628
Wood products segment depreciation and amortization	2,029	2,016	2,625	7,966	8,485
Corporate and other depreciation and amortization	426	292	285	1,320	616
Total depreciation and amortization	$31,947	$32,052	$27,086	$126,394	$96,729

Operating EBITDA	$(34,159)	$50,799	$118,083	$210,397	$364,596
Loss on settlement of debt (2)	$(4,750)	$—	$—	$(4,750)	$(21,515)
Legal cost award	$—	$—	$—	$—	$(6,951)
Acquisition commitment fee	$—	$—	$(5,250)	$—	$(5,250)
Benefit (provision) for income taxes	$15,875	$(244)	$(20,457)	$(19,226)	$(48,681)
Net income (loss)	$(72,721)	$1,207	$45,009	$(9,639)	$128,589
Net income (loss) per common share
Basic	$(1.11)	$0.02	$0.69	$(0.15)	$1.97
Diluted	$(1.11)	$0.02	$0.68	$(0.15)	$1.96
Common shares outstanding at period end	65,629	65,629	65,202	65,629	65,202

______________

(1)	Results of MPR included from December 10, 2018.
(2)	Redemption of 7.75% senior notes due 2022.

(1)

Summary Operating Highlights

	Q4	Q3	Q4	Year	Year
	2019	2019	2018(1)	2019	2018(1)
Pulp Segment
Pulp production ('000 ADMTs)
NBSK	381.3	441.7	413.6	1,736.4	1,451.3
NBHK	60.9	75.3	21.3	304.2	21.3
Annual maintenance downtime ('000 ADMTs)	86.5	14.1	5.7	108.1	75.6
Annual maintenance downtime (days)	54	13	3	82	54
Pulp sales ('000 ADMTs)
NBSK	416.6	451.2	392.7	1,773.2	1,418.0
NBHK	65.3	91.0	22.9	325.7	22.9
Average NBSK pulp list prices ($/ADMT)(2)
Europe	822	860	1,205	946	1,183
China	588	585	805	634	878
North America	1,115	1,170	1,428	1,239	1,337
Average NBHK pulp list prices ($/ADMT)(2)
China	475	507	763	576	790
North America	893	970	1,213	1,036	1,152
Average pulp sales realizations ($/ADMT)(3)
NBSK	581	609	830	663	821
NBHK	476	499	707	567	707
Energy production ('000 MWh)(4)	432.9	572.5	504.6	2,141.2	1,625.2
Energy sales ('000 MWh)(4)	154.5	224.7	213.9	822.8	615.2
Average energy sales realizations ($/MWh)	88	89	99	91	103

Wood Products Segment
Lumber production (MMfbm)	106.7	96.6	104.7	414.7	398.7
Lumber sales (MMfbm)	101.1	97.0	100.9	408.8	412.9
Average lumber sales realizations ($/Mfbm)	347	337	369	348	408
Energy production and sales ('000 MWh)	23.1	13.9	23.8	83.5	86.3
Average energy sales realizations ($/MWh)	114	116	118	116	125

Average Spot Currency Exchange Rates
$ / €(5)	1.1075	1.1120	1.1414	1.1194	1.1817
$ / C$(5)	0.7578	0.7573	0.7577	0.7537	0.7722

______________

(1)	Results of MPR included from the date of acquisition on December 10, 2018.
(2)	Source: RISI pricing report.
(3)	Sales realizations after customer discounts, rebates and other selling concessions. Incorporates the effect of pulp price variations occurring between the order and shipment dates.
(4)	Excludes energy production and sales relating to our 50% joint venture interest in the Cariboo mill which is accounted for as an equity investment.
(5)	Average Federal Reserve Bank of New York Noon Buying Rates over the reporting period.

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MERCER INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		For the Year Ended December 31,
	2019	2018(1)	2019	2018(1)
Revenues	$331,172	$412,225	$1,624,411	$1,457,718
Costs and expenses
Cost of sales, excluding depreciation and amortization	346,020	276,673	1,340,380	1,032,101
Cost of sales depreciation and amortization	31,693	26,976	125,801	96,288
Selling, general and administrative expenses	19,565	17,579	74,227	61,462
Operating income (loss)	(66,106)	90,997	84,003	267,867
Other income (expenses)
Interest expense	(20,647)	(15,492)	(75,750)	(51,464)
Loss on settlement of debt	(4,750)	—	(4,750)	(21,515)
Legal cost award	—	—	—	(6,951)
Acquisition commitment fee	—	(5,250)	—	(5,250)
Other income (expenses)	2,907	(4,789)	6,084	(5,417)
Total other expenses, net	(22,490)	(25,531)	(74,416)	(90,597)
Income (loss) before provision for income taxes	(88,596)	65,466	9,587	177,270
Benefit (provision) for income taxes	15,875	(20,457)	(19,226)	(48,681)
Net income (loss)	$(72,721)	$45,009	$(9,639)	$128,589
Net income (loss) per common share
Basic	$(1.11)	$0.69	$(0.15)	$1.97
Diluted	$(1.11)	$0.68	$(0.15)	$1.96
Dividends declared per common share	$0.1375	$0.1250	$0.5375	$0.5000

______________

(1)	Results of MPR included from December 10, 2018.

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MERCER INTERNATIONAL INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	December 31,
	2019	2018
ASSETS
Current assets
Cash and cash equivalents	$351,085	$240,491
Accounts receivable	208,740	252,692
Inventories	272,599	303,813
Prepaid expenses and other	12,273	13,703
Total current assets	844,697	810,699
Property, plant and equipment, net	1,074,242	1,029,257
Investment in joint ventures	53,122	62,574
Amortizable intangible assets, net	53,371	53,927
Operating lease right-of-use assets	13,004	—
Other long-term assets	26,038	17,904
Deferred income tax	1,246	1,374
Total assets	$2,065,720	$1,975,735
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other	$255,544	$194,484
Pension and other post-retirement benefit obligations	768	904
Total current liabilities	256,312	195,388
Debt	1,087,932	1,041,389
Pension and other post-retirement benefit obligations	25,489	25,829
Finance lease liabilities	31,103	24,669
Operating lease liabilities	10,520	—
Other long-term liabilities	14,114	13,924
Deferred income tax	89,847	93,107
Total liabilities	1,515,317	1,394,306
Shareholders’ equity
Common shares $1 par value; 200,000,000 authorized; 65,629,000 issued and outstanding (2018 – 65,202,000)	65,598	65,171
Additional paid-in capital	344,994	342,438
Retained earnings	256,371	301,990
Accumulated other comprehensive loss	(116,560)	(128,170)
Total shareholders’ equity	550,403	581,429
Total liabilities and shareholders’ equity	$2,065,720	$1,975,735

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MERCER INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	For the Year Ended December 31,
	2019	2018	2017
Cash flows from (used in) operating activities
Net income (loss)	$(9,639)	$128,589	$70,483
Adjustments to reconcile net income (loss) to cash flows from operating activities
Depreciation and amortization	126,394	96,729	85,294
Deferred income tax provision (benefit)	(7,873)	16,596	22,056
Inventory impairment	9,200	—	—
Loss on settlement of debt	4,750	21,515	10,696
Defined benefit pension plans and other post-retirement benefit plan expense	3,449	1,868	2,179
Stock compensation expense	3,036	3,940	2,890
Foreign exchange transaction losses (gains)	7,116	746	(875)
Other	5,834	2,419	3,372
Defined benefit pension plans and other post-retirement benefit plan contributions	(4,467)	(1,133)	(2,031)
Changes in working capital
Accounts receivable	41,369	(10,370)	(64,949)
Inventories	24,683	(58,082)	(19,994)
Accounts payable and accrued expenses	45,256	37,959	37,170
Other	(4,825)	(4,108)	(4,365)
Net cash from (used in) operating activities	244,283	236,668	141,926
Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(132,034)	(87,012)	(57,915)
Purchase of amortizable intangible assets	(623)	(600)	(1,777)
Acquisitions	(6,380)	(380,312)	(61,627)
Other	(321)	445	(232)
Net cash from (used in) investing activities	(139,358)	(467,479)	(121,551)
Cash flows from (used in) financing activities
Redemption of senior notes	(103,875)	(317,439)	(234,945)
Proceeds from issuance of senior notes	205,500	350,000	550,000
Proceeds from (repayment of) revolving credit facilities, net	(58,404)	36,560	22,281
Dividend payments	(35,279)	(40,724)	(29,866)
Payment of interest rate derivative liability	—	—	(6,887)
Repurchase of common shares	(754)	—	—
Payment of debt issuance costs	(4,213)	(10,074)	(11,620)
Proceeds from government grants	6,467	—	600
Other	(3,344)	(3,462)	(812)
Net cash from (used in) financing activities	6,098	14,861	288,751
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(429)	(4,297)	10,716
Net increase (decrease) in cash, cash equivalents and restricted cash	110,594	(220,247)	319,842
Cash, cash equivalents and restricted cash, beginning of year	240,491	460,738	140,896
Cash, cash equivalents and restricted cash, end of year	$351,085	$240,491	$460,738

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MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands)

Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income (loss) as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of our operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. The following tables set forth the net income (loss) to Operating EBITDA:

	Q4	Q3	Q4	Year	Year
	2019	2019	2018	2019	2018
Net income (loss)	$(72,721)	$1,207	$45,009	$(9,639)	$128,589
Provision (benefit) for income taxes	(15,875)	244	20,457	19,226	48,681
Interest expense	20,647	18,183	15,492	75,750	51,464
Loss on settlement of debt	4,750	—	—	4,750	21,515
Legal cost award	—	—	—	—	6,951
Acquisition commitment fee	—	—	5,250	—	5,250
Other (income) expenses	(2,907)	(887)	4,789	(6,084)	5,417
Operating income (loss)	(66,106)	18,747	90,997	84,003	267,867
Add: Depreciation and amortization	31,947	32,052	27,086	126,394	96,729
Operating EBITDA	$(34,159)	$50,799	$118,083	$210,397	$364,596

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